TERMINATION OF FIRST RIGHT OF REFUSAL AGREEMENT

The undersigned hereby agree to terminate the First Right of Refusal Agreement dated January 1, 2013 effective as of March 31, 2013 except that any Compensation due and owing shall be promptly made upon presentation.

CONTANGO OIL & GAS COMPANY

By: /s/ SERGIO CASTRO
Name:     Sergio Castro
Title: Vice President

JUNEAU EXPLORATION, L.P.
By: Juneau GP, LLC
its General Partner

By: /s/ JOHN B. JUNEAU
Name:     John B. Juneau
Title: Sole Manager